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                                                                   Exhibit 10(o)

                           PROMOTION AGREEMENT BETWEEN
                         ASHWORTH, INC. AND FRED COUPLES


     THIS PROMOTION AGREEMENT (the "Agreement") is entered into by and between ASHWORTH, INC. (hereinafter the "Company" or "Ashworth") and FRED COUPLES (hereinafter "Couples"), effective November 1, 1999.

     WHEREAS, this Agreement supercedes and replaces all prior agreements between the parties including but not limited to that Promotion Agreement dated September 1, 1994 and all amendments and addenda thereto; and

     WHEREAS, the Company desires to retain Couples to provide certain promotional and other services ("Services") and Couples is willing to provide such Services; and

     WHEREAS, the parties hereto desire to set forth in writing their understanding and agreement as to the promotional arrangement;

     NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties do hereby agree as follows:


                                   DEFINITIONS

     As used herein, the terms set forth below shall be defined as follows:

     ASHWORTH APPAREL shall mean all ASHWORTH(R) brand apparel contained in the Company's present and future collections.

     CONTRACT TERRITORY shall be worldwide.

     DISABILITY shall mean mental or physical illness or medical condition rendering Couples incapable of fulfilling his obligations under this Agreement.

     ENDORSEMENT shall include only the right to use the name, any nickname, initials, autograph, facsimile signature, photograph, portrait, likeness, and/or endorsement of Couples.


                              TERMS OF RELATIONSHIP

1. GRANT AND ACCEPTANCE. The Company hereby retains Couples to provide the below-described Services and Couples agrees to provide the Services upon the terms and conditions herein set forth.


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2.   TERM. Except as otherwise provided herein, this Agreement shall commence effective as of November 1, 1999, and shall automatically terminate on October 31, 2011 (the "Term").


                                    SERVICES

     Couples shall furnish the following Services:

1.   ENDORSEMENT. Worldwide Endorsement of the following products:

     a.   Ashworth(R)Apparel;

     b.   Ashworth(R)headwear (through advertising media);

     c. A shoe line under the trademark "Ashworth," "Couples," or "Fred Couples" or a combination thereof.

     Couples agrees that the Company may use the Endorsement in connection with advertisement, promotion, and sale of Ashworth Apparel, headwear, shoes and accessories in the Company's present and future collections.

2. GOLF TOURNAMENTS. Couples agrees to play a minimum of fifteen (15) regularly scheduled and sanctioned U.S. and/or international competitive golf events during each November 1 through October 31 twelve-month period through and including October 31, 2004 and a mutually agreed schedule no less than a reasonable tour exposure during the next seven years of this Agreement or through and including 2011. Couples and the Company agree that Couples may in his sole discretion elect to play fewer regularly scheduled and sanctioned golf events during the term of this Agreement, in which event his $1,000,000 annual cash compensation as described herein below shall be reduced proportionately. For example, if he plays in 75% of the required events, his $1,000,000 annual cash compensation payable under "Compensation" Paragraph 1 for that year shall be reduced by 25%.

3. ASHWORTH APPAREL AND PRODUCTS. Couples shall wear the Ashworth Apparel and shoes; provided however that the shoes, in Couples' opinion shall be of a quality and comfort level that Couples can reasonably and comfortably wear to play on the PGA Tour, and shall also use other related products of the Company while competing in all tournaments and other professional or personal golf outings, and during any clinics or instruction given by Couples, with the understanding that while participating in certain team events (i.e., Ryder Cup, World Cup) Couples will wear a team uniform which may or may not be Ashworth Apparel.


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4.    LOGOS. Except as otherwise provided herein, Couples agrees that such products may prominently bear the Company's logos and shall not bear any other logos without the Company's prior written approval, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, the Company hereby agrees that (a) Couples may wear the "Cadillac" logo on the left chest of apparel or such other sponsor's logo in the event of the termination of Couples' endorsement agreement with Cadillac, and (b) Couples may wear a logo other than the Company's logo on the front panel of headwear, provided, however that such other logo must be approved by the Company prior to such use, which approval shall not be unreasonably withheld. Couples agrees that he will use his best efforts to obtain the agreement of his caddy to wear the Ashworth hats while caddying for Couples.

5. SHOE LINE. The parties agree that as a part of Couples' obligations with respect to an Ashworth shoe line, whether a current licensee or future licensee(s), that Couples will endorse the shoe line in advertising, print media and Ashworth's marketing campaigns.

6. PHOTOGRAPHY AND PROMOTION SESSIONS. Couples agrees to make himself available if requested in advance by the Company, three days per year, at times and places mutually convenient for Couples and the Company, but in no event at times which adversely impact on Couples' playing schedule, for personal appearances and/or photography sessions and other assistance to the Company in connection with the Endorsement and preparation of advertising and promotional materials featuring the Ashworth Apparel, headwear, shoes and accessories. The Company agrees that any photoshoots scheduled for overseas shall be scheduled ____ months in advance and shall not require Couples to travel overseas at times which are inconvenient to his PGA Tour schedule. Couples and the Company agree that if Couples is not available for any or all of the scheduled photo/promotion sessions (three per year) that Couples compensation will be reduced by One Hundred Thousand Dollars ($100,000.00) per one (1) day session that Couples was unable to schedule for an annual maximum of Three Hundred Thousand Dollars ($300,000.00). Couples shall have the right to review and reject in good faith the use of any such advertising and promotional materials.

7. INDEPENDENT CONTRACTOR. Couples shall furnish the Services as an independent contractor and not as an employee of the Company, and nothing herein shall be construed to constitute Couples as an employee of the Company, it being intended that each party shall be responsible for its or his own actions. Couples has no power or authority to act for, represent, or bind the Company in any manner and shall not hold himself out as an employee of the Company. Couples shall not be entitled to any benefits provided by the Company to its employees, including, for example, workers' compensation insurance, vacation or sick pay. Couples shall pay (when and as due) any and all taxes incurred as a result of his compensation. Couples shall indemnify the Company for any claims,


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losses, costs, fees, liabilities, damages or injuries suffered by the Company which arise out of Couples' breach of this section.

                                 INDEMNIFICATION

     Couples shall not be liable for any contractual obligations of the Company resulting directly or indirectly from the aforesaid Endorsement of Ashworth Apparel. The Company shall protect, indemnify and hold harmless Couples against any and all claims with respect to such obligations, including indemnification of legal expenses incurred in defense of all such claims. Further, the Company shall furnish Couples with prompt notice of any claim or legal proceedings initiated against Couples, which are based upon the rights furnished in the performance or attempted performance of this Agreement. Couples shall have the right to select legal counsel to represent him in the event of any litigation regarding his Endorsement of Ashworth Apparel, and the Company shall pay the costs of such legal representation.


                                  COMPENSATION

     As full compensation for the Services, the Company shall compensate Couples as follows:

1. CASH COMPENSATION. Upon execution and delivery of this Agreement, the Company shall pay Couples the sum of $166,667, which the parties agree represents the unadjusted aggregate cash compensation amount payable to Couples for the period beginning September 1, 2000 and ending October 31, 2000. Except as otherwise adjusted as provided herein, the Company shall pay Couples annual cash compensation of $1,000,000 on each November 1 during the Term of this Agreement (commencing November 1, 2000, with the last payment on November 1, 2010 if the Agreement runs it full Term). The parties also agree that the Company shall pay Couples additional annual cash compensation of $157,000 on each November 1 during a portion of the Term of this Agreement (commencing November 1, 1999, with the last payment date being November 1, 2004). These latter payments are in lieu of cash compensation amounts of $250,000 which, under prior agreements, were to commence on September 1, 2011 and continue until Couples' death.

     Both of the above-specified annual payment amounts are deemed "earned" by Couples in monthly installments even though prepaid on November 1 of each Agreement year. Thus, to fully "earn" each annual installment, Couples needs to perform his obligations under this Agreement for the relevant twelve-month period following payment and not be in material breach.


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     In the event that an adjustment is made to the $1,000,000 annual payment
(as contemplated under Section 2 of "Services") or if an adjustment is needed for "unearned" amounts because the Agreement is terminated for any reason prior to October 31, 2011, the Company may elect in its discretion either to reduce future payments by the appropriate and proper amount of the adjustments or to obtain prompt reimbursement of the adjustments directly from Couples.

2. REIMBURSEMENT OF EXPENSES. The Company shall reimburse Couples for expenses authorized by the Company and incurred by Couples in connection with the Services to the Company. Couples shall furnish the Company with an itemized statement from time to time, together with, whenever possible, actual bills, receipts, and other evidence of expenditure. Couples shall be reimbursed within thirty (30) days after receipt by the Company of such itemized statements and attachments.

3. APPAREL. The Company shall furnish Couples with sufficient apparel and other products to be used by him in connection with the Services and for the personal use of Couples and his immediate family. The Company will also consider in good faith Couples' requests for apparel and other products for his friends and business associates.

4. SIGNING BONUS. As consideration for entering into this Agreement and in addition to any other compensation due to Couples under this Agreement, Ashworth shall pay Couples the sum of $500,000. The "Signing Bonus" shall be paid in five
(5) equal annual installments of $100,000 each payable on the 5th day of January 2001, 2002, 2003, 2004 and 2005; provided however, that to fully "earn" each annual installment of the Signing Bonus, Couples must have performed his obligations under this Agreement up to the date of the relevant installment due date and not be in material breach.

5. WAIVER AND MUTUAL RELEASE. As consideration for entering into this Agreement, Couples hereby waives any guarantees or contingencies as to options previously granted, and the parties each mutually release each other from any and all claims or lawsuits they may have against each other which arise out of or are based on any event occurring prior to the date of signing this Agreement.

6. SHOE LINE. The Company agrees that upon licensing the Ashworth Shoe Line, Couples will endorse the shoes through all forms of marketing media and in exchange for said endorsement Ashworth will assist Couples in negotiating compensation based on a percentage of net sales.

7. TIME OF THE ESSENCE. The Company and Couples acknowledge that time is of the essence in the payment of all amounts hereunder. For the purpose of this Agreement, all payments not received within thirty (30) days of the date due shall be deemed "past due." Such past due payments shall bear interest at a


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rate of two percent (2%) per month or the maximum rate permissible by law, whichever is less. The imposition of interest provided for in this paragraph shall be in addition to any other funds payable under this Agreement or otherwise. Accordingly, neither party shall be precluded from exercising any other remedies, whether at law or in equity, to enforce the terms of this Agreement.

                                   DISABILITY

     In the event Couples shall become disabled and unable to compete on the PGA Tour as required herein during the Term of this Agreement, the Company shall pay Couples disability compensation as follows:

     a. In the event Couples is temporarily disabled, such that he is unable to play in the number of tournaments required in this Agreement, the $1,000,000 annual cash compensation, in the Company's sole discretion, shall be reduced proportionately, e.g., if he plays in 75% of the required events, his $1,000,000 annual cash compensation for that year shall be reduced by 25%.

     b. In the event Couples is permanently disabled, the annual cash compensation shall be reduced by one-half (1/2).

     Couples will purchase disability insurance payable to Couples from an insurer and on terms which are mutually acceptable to Couples and the Company. The parties understand that said policy will have an exclusion for injuries to Couples' back. Should Couples become disabled due to his back problem, (which is an exclusion to the policy) the Company `s payments in regard to this Agreement will remain in effect. Upon receipt of proof of payment of the disability insurance premium, the Company will pay Couples additional cash compensation in the amount of the disability insurance premium. The Company's obligations pursuant to this Section shall be reduced in whole or in part by the amount of any insurance proceeds received by Couples from the disability insurance. Couples' failure to obtain a policy shall relieve the Company of its obligations to make any disability or premium payments under this "Disability" Section.


                             COVENANT NOT TO COMPETE

     During the Term of this Agreement, Couples shall not enter into any activity, employment, independent contract, or other business arrangement, which conflicts or competes with the Company's apparel and shoe business or Couples' obligations under this Agreement. Couples shall submit to the Company for its approval or disapproval any contemplated activity, employment, independent contract, or other business arrangement, which may conflict or


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compete with the Company's business or Couples' obligations under this Agreement prior to entering into such arrangement.

                          CONFIDENTIALITY/NONDISCLOSURE

     Couples recognizes and acknowledges that the business of the Company involves certain confidential and proprietary information which must be protected in order to ensure the success and survival of the Company. Couples agrees that he will not disclose such proprietary information or any part thereof to any third party except for purposes within Couples' scope of duties and responsibilities hereunder or as specifically authorized or agreed to in writing by the Company. In the event of actual or threatened breach of this provision, the Company, in addition to any other remedies afforded in equity or law, shall be entitled to injunctive relief restraining Couples from breaching this provision. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including the recovery of damages, costs, and attorney fees. Couples agrees that this provision shall continue perpetually and shall survive the termination of this Agreement.


                                   TERMINATION

     1. This Agreement may be terminated by either party in the following circumstances:

          a.   Upon mutual consent of the Company and Couples;
          b.   Couples' death;
          c. Couples' repeated or continuing misconduct of a very serious nature which subjects Couples to continued public ridicule causing the loss of positive public image, provided, however, the Company shall give Couples' notice of such misconduct and Couples shall have thirty (30) days in which to correct and cure such misconduct.
          d. Couples' conviction or plea of guilty or no contest to a felony involving moral turpitude;
          e. Institution of insolvency or bankruptcy proceedings by or against the Company;
          f. Failure to comply with the terms and conditions of this Agreement after being given notice thereof and, where applicable, a reasonable opportunity to cure the failure.


                                   ASSIGNMENT


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     Couples acknowledges that the Services to be rendered by him are unique and personal. Accordingly, Couples shall not assign any of his rights or delegate any of his duties or obligations under this Agreement without the express written consent of the Company, except that Couples shall have the right to assign the financial benefits due him hereunder to another business or corporate entity, and the Company hereby consents to such assignment. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company.


                                   ARBITRATION

     Unless otherwise mutually agreed to in writing by the Company and Couples, any controversy or claim arising out of or related to this Agreement, or the breach thereof, shall be settled by arbitration in accordance with the Rules of the American Arbitration Association or any successor. Each party hereto shall select one arbitrator and the two so selected shall select a third. Failing the selection of an arbitrator by either party or by the two so selected, the claim or controversy shall be settled by the American Arbitration Association upon the application of either party. Judgment upon an award of a majority of the arbitrators filed in a court of competent jurisdiction shall be binding. The parties hereby incorporate the provisions of Section 1283.05 of the California Code of Civil Procedure.


                                  MISCELLANEOUS

     A. NOTICES. Any and all notices required pursuant to this Agreement shall be deemed given if in writing and delivered in person, sent by certified or registered mail, return receipt requested, or sent by telefax numbers set forth below or such other addresses and telefax numbers as the parties may direct by notice given as herein provided:

          ASHWORTH, INC.
          Attention: President & Chief Executive Officer
          2791 Loker Avenue West
          Carlsbad, California 92008
          Telephone: (760) 929-6142
          Telefax: (760) 929-4697

          FRED COUPLES
          c/o Players Group, Inc.
          1851 Alexander Bell Drive, Suite 410
          Reston, VA  20191
          Telephone: (703) 648-1717


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          Telefax: (703) 648-0999

     B. GOVERNING LAW. This Agreement and its formation, operation, and performance shall be governed, construed, performed, and enforced in accordance with the internal laws of the State of California.

     C. JURISDICTION AND VENUE. For the purpose of any dispute arising hereunder, jurisdiction and venue shall lie in the appropriate court or arbitration in California.

     D. ATTORNEY FEES AND EXPENSES. In any legal action or alternative dispute resolution instituted to interpret or enforce the terms and/or conditions of this Agreement, the prevailing party shall be entitled to recover reasonable attorney fees and expenses.

     E. WAIVER. A waiver by either party of any provision of this Agreement shall not be deemed a waiver of any other portion of this Agreement. Failure to require performance of any provision of this Agreement shall not be deemed a continuing waiver of that provision or any other provision of this Agreement.

     F. SEVERABILITY. In the event that any provision or any portion of any provision of this Agreement shall be held invalid, illegal or unenforceable, the remainder of this Agreement shall remain valid, enforceable, and in effect.

     G. CAPTION REFERENCES. All item headings and captions are for reference purposes only and do not in any way modify or limit the provisions set forth thereunder.

     H. ENTIRE AGREEMENT. This Agreement contains the entire understanding and agreement of the parties and supersedes any prior understandings and/or agreements of the parties. This Agreement may not be modified or amended without the written consent of both Couples and the Company.


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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date indicated below, effective the date first above mentioned.

                                     COMPANY

                                     ASHWORTH, INC.,
                                     a  Delaware corporation


                                     By:/s/ Randall L. Herrel, Sr.
                                        --------------------------
                                     Randall L. Herrel, Sr.
                                     President & Chief Executive Officer


                                     COUPLES

                                     /s/ Fred Couples
                                     ------------------------------
                                     Fred Couples


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